Exhibit (a)(34)

FOR IMMEDIATE RELEASE

ALLERGAN TO REQUEST CALIFORNIA FEDERAL COURT BLOCK

VALEANT AND PERSHING SQUARE FROM VOTING SHARES

ACQUIRED IN VIOLATION OF INSIDER TRADING LAWS

Announces Date for Special Meeting of Stockholders

IRVINE, Calif. (August 26, 2014) — Allergan, Inc. (NYSE: AGN) (“Allergan” or the “Company”) announced today that it has asked the United States District Court for the Central District of California to set an expedited schedule for discovery and a motion for a preliminary injunction against Valeant Pharmaceuticals (NYSE: VRX) (“Valeant”), Pershing Square Capital Management, L.P. (“Pershing Square”), and its principal, William A. Ackman, for violations of the federal securities laws. In addition, Allergan announced that it will hold a Special Meeting of Stockholders (the “Special Meeting”) on December 18, 2014, subject to confirmation by Allergan that the meeting has been validly requested in compliance with Allergan’s bylaws. Allergan has established an October 27, 2014 record date for stockholders entitled to vote at the Special Meeting.

In its preliminary injunction motion, Allergan will seek an order barring Valeant, Pershing Square, Mr. Ackman, and entities affiliated with them from exercising any rights or benefits associated with Allergan shares that have been acquired unlawfully. Such an order would prevent Valeant, Pershing Square, and Mr. Ackman from voting their shares in any special meeting.

Allergan’s proposed schedule would require expedited discovery to be completed in October 2014, and would set a hearing on Allergan’s anticipated preliminary injunction motion in advance of the Company’s Special Meeting. Should Allergan succeed in obtaining a preliminary injunction in its federal lawsuit, Valeant, Pershing Square, and Mr. Ackman’s shares will not be counted toward the special meeting request.

Allergan’s lawsuit, filed August 1, 2014, alleges that Pershing Square, Mr. Ackman, and Valeant violated insider trading laws and failed to provide full and fair disclosure to Allergan’s stockholders. The federal court last week noted “the seriousness of [Allergan’s] federal securities laws claims” and provided the parties with a roadmap for adjudicating those claims on a prompt basis if and when the defendants submitted a sufficient number of stockholder requests for a special meeting.

Allergan’s federal lawsuit alleges that Valeant, Pershing Square and Mr. Ackman, violated Sections 13(d), 14(a), and 14(e) of Securities Exchange Act of 1934 (the “Exchange Act”), which prohibit insider trading and require full and fair disclosure to stockholders in the context of proxy solicitations and tender offers. Rule 14e-3, promulgated by the U.S. Securities and Exchange Commission (“SEC”) pursuant to Section 14(e), provides that where any “offering person” has taken “a substantial step or steps” to commence a tender offer of a target company, any “other person” who is in possession of material nonpublic information relating to that tender offer is prohibited from purchasing or selling any securities of the target company, unless the information is publicly disclosed within a reasonable time prior to the purchase or sale. The complaint alleges that Valeant, who is the “offering person,” took substantial steps to commence a tender offer for Allergan and tipped Mr. Ackman (and entities he controls) — the “other person” — to those undisclosed intentions. The complaint further alleges that Mr. Ackman then traded in Allergan securities on the basis of this material, nonpublic information, reaping more than $1 billion in paper profits from unsuspecting stockholders who were unaware of the upcoming offer.

The federal court case is Allergan, Inc. v. Valeant Pharmaceuticals International, Inc., No. 14-CV-1214-DOC (ANx) (C.D. Cal.).

Special Meeting

At the Special Meeting, Allergan stockholders would be asked, among other things, to remove a majority of the Company’s existing directors in connection with Valeant’s unsolicited exchange offer to acquire all outstanding common shares of Allergan for 0.83 shares of Valeant common stock and $72.00 in cash, or subject to proration, an amount of cash or a number of Valeant common shares with the implied value set forth in the exchange offer (the “Exchange Offer”).

The Allergan Board of Directors continues to believe that Valeant’s unsolicited exchange offer is grossly inadequate and substantially undervalues Allergan. The Allergan Board remains focused on enhancing value for stockholders, and is confident in the Company’s ability to create significantly more value than Valeant’s offer.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the litigation. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Allergan’s control. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as Allergan’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995.

About Allergan, Inc.

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,700 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC that has been mailed to stockholders of the Company. In addition, the Company has filed a definitive solicitation statement with the SEC on August 8, 2014 that has been mailed to stockholders of the Company. INVESTORS AND STOCKHOLDERS OF ALLERGAN ARE ENCOURAGED TO READ THESE AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents as they become available and any other documents filed with the SEC by the Company at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at www.allergan.com. Copies of these materials may also be requested from Allergan’s information agent, Innisfree M&A Incorporated, toll-free at 877-800-5187. The Company, its directors and certain of its officers and employees are participants in solicitations of Company stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014, as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 5, 2014. To the extent holdings of the Company’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

Allergan Contacts

Bonnie Jacobs

Allergan

(714) 246-5134

Joele Frank, Dan Katcher, and Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

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